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                                          EXHIBIT 12

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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


Year Ended December 31 (Dollars in Millions)                                 1997        1996         1995        1994         1993
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EARNINGS
 1.   Net income from continuing operations                                $838.5    $1,218.7       $897.1      $568.2       $701.8
 2.   Applicable income taxes                                               552.2       725.7        523.9       311.5        374.9
                                                                       -------------------------------------------------------------
 3.   Income before taxes (1 + 2)                                        $1,390.7    $1,944.4     $1,421.0      $879.7     $1,076.7
                                                                       -------------------------------------------------------------
                                                                       -------------------------------------------------------------
 4.   Fixed charges:
      a.  Interest expense excluding interest on deposits                  $808.7      $702.5       $681.4      $486.3       $320.4
      b.  Portion of rents representative of interest and amortization
          of debt expense                                                    41.2        45.4         46.6        48.7         52.1
                                                                       -------------------------------------------------------------
      c.  Fixed charges excluding interest on deposits (4a + 4b)            849.9       747.9        728.0       535.0        372.5
      d.  Interest on deposits                                            1,436.8     1,441.3      1,416.7     1,121.1      1,174.1
                                                                       -------------------------------------------------------------
      e.  Fixed charges including interest on deposits (4c + 4d)         $2,286.7    $2,189.2     $2,144.7    $1,656.1     $1,546.6
                                                                       -------------------------------------------------------------
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 5.   Amortization of interest capitalized                                  $  --       $  --        $  --         $.1          $.1
 6.   Earnings excluding interest on deposits (3 + 4c + 5)                2,240.6     2,692.3      2,149.0     1,414.8      1,449.3
 7.   Earnings including interest on deposits (3 + 4e + 5)                3,677.4     4,133.6      3,565.7     2,535.9      2,623.4
 8.   Fixed charges excluding interest on deposits (4c)                     849.9       747.9        728.0       535.0        372.5
 9.   Fixed charges including interest on deposits (4e)                   2,286.7     2,189.2      2,144.7     1,656.1      1,546.6

RATIO OF EARNINGS TO FIXED CHARGES
10.   Excluding interest on deposits (line 6 / line 8)                       2.64        3.60         2.95        2.64         3.89
11.   Including interest on deposits (line 7 / line 9)                       1.61        1.89         1.66        1.53         1.70
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